Exhibit 10.4
Zimmer Holdings, Inc.
2006 Base Salaries for Named Executive Officers

Name and Position	2006 Base Salary
J. Raymond Elliott
Chairman, President and Chief Executive Officer	$750,000
Sam R. Leno
Executive Vice President, Finance and Corporate Services and Chief Financial Officer	$510,000
Bruno A. Melzi
Chairman, Europe, Africa and Middle East	€371,000
David C. Dvorak
Group President, Global Businesses and Chief Legal Officer	$400,000